Exhibit 10.4

EXECUTION VERSION

AMENDED & RESTATED LICENSE AND

DEVELOPMENT AGREEMENT

by and between

PREMAS BIOTECH PVT LTD

and

CYSTRON BIOTECH, LLC

MARCH 19, 2020

-i-

7.4	Licensee Representations and Warranties	19
7.5	Mutual Covenants	19
7.6	Performance by Affiliates, Sublicensees and Subcontractors	20
7.7	Limitation of Liability	20
ARTICLE 8	INTELLECTUAL PROPERTY	20
8.1	Ownership	20
8.2	Patent Prosecution and Maintenance	21
8.3	Interference, Opposition, Invalidation, Reexamination and Reissue	22
8.4	Enforcement and Defense of Patent Rights	23
8.5	Patent Term Extensions	24
8.6	Infringement of Third Party Rights	25
ARTICLE 9	TERM AND TERMINATION	25
9.1	Term	25
9.2	Termination for Material Breach	25
9.3	Termination for Patent Challenge	26
9.4	At-Will Termination by Licensee	26
9.5	Effect of Expiration or Termination	26
9.6	Accrued Obligations; Survival	26
9.7	Return of Confidential Information	27
9.8	Damages; Relief	27
ARTICLE 10	INDEMNIFICATION	27
10.1	Indemnification by Licensee	27
10.2	Indemnification by Premas	28
10.3	Control of Defense	28
10.4	Insurance	29

-ii-

ARTICLE 11	DISPUTE RESOLUTION	29
11.1	Disputes	29
11.2	Court Actions	29
ARTICLE 12	MISCELLANEOUS	30
12.1	Rights Upon Bankruptcy	30
12.2	Governing Law	30
12.3	Entire Agreement; Amendments	30
12.4	Non-Waiver	30
12.5	Assignment	31
12.6	Force Majeure	31
12.7	Severability	31
12.8	Notices	31
12.9	Interpretation	32
12.10	Relationship between the Parties	33
12.11	Cumulative Remedies	33
12.12	No Third Party Rights	33
12.13	Further Assurances	33
12.14	Compliance with Securities Laws	33
12.15	Costs	33
12.16	Counterparts	33

-iii-

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AND DEVELOPMENT AGREEMENT (“Agreement”), effective as of March 19, 2020 (the “Effective Date”), is intended to replace the agreement of the same name entered March 10, 2020 (the “Original Effective Date”), and is similarly made by and between PREMAS BIOTECH PVT LTD a corporation organized and existing under the laws of India (“Premas”), and CYSTRON BIOTECH, LLC, a limited liability company organized and existing under the laws of the State of Delaware (“Licensee”).

RECITALS

WHEREAS, Premas owns or otherwise controls certain patent applications, know-how and other proprietary information related to a vaccine platform that involves genetically engineered and modified yeast, Saccharomyces cerevisiae, which along with certain proprietary expression vectors and optimized genes developed by Premas to be used with the above strain, has been shown to be useful in the expression of more than thirty type 1 endoplasmic reticulum associated proteins;

WHEREAS, COVID-19, new Corona Virus has three major antigens or immunogens which are type 1 endoplasmic reticulum associated proteins, primarily the “S” spike protein, “E” Envelope protein and “M”, membrane protein;

WHEREAS, Licensee engages in the discovery, development, marketing and sale of pharmaceutical products; and

WHEREAS, Licensee desires to obtain, and Premas is willing to grant to Licensee, an exclusive license with respect to the Premas Technology (as defined below) and the results of any research and development activities for the generation of and limited to a vaccine for COVID-2019 and any other novel Corona Virus, described herein and below to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize Products in the Field based thereon, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§262 et seq., as such may be amended from time to time.

1.2 “Administrator” shall have the meaning provided in Section 11.2.

1.3 “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses the power to direct or cause the direction of the management, business and policies of such Person, whether through the ownership of fifty percent (50%) or more of the voting securities of such Person, by contract or otherwise.

1.4 “Agent” means any active pharmaceutical ingredient, whether alone or in combination with another active pharmaceutical ingredient, for use in the diagnosis, cure, treatment, management or prevention of disease, or any symptom thereof, in a human or an animal.

1.5 “Agreement” shall mean this Amended & Restated License and Development Agreement, including all Schedules and Exhibits hereto, as it may be amended, supplemented or modified from time to time in accordance with its terms.

1.6 “Applicable Laws” shall mean the applicable laws and regulations of any jurisdiction, which are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates in carrying out the activities hereunder is subject, and shall include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, board, or court or any central or state government or local authority or other governmental entity in such jurisdictions.

1.7 “Bankruptcy Laws” shall have the meaning provided in Section 12.1.

1.8 “Candidate” shall mean any Agent intended to prevent, intercept, or otherwise modify a pathological process caused, triggered, or otherwise facilitated by COVID 19 or other corona virus infection, including, without limitation, for the prevention or interception, treatment, or management of COVID-19 or other corona virus.

1.9 “Claim” shall have the meaning provided in Section 10.1.

1.10 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, the level of reasonable, diligent, good faith efforts that biopharmaceutical companies typically devote to products owned by them that are at a similar stage in their development or product life and are of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product, and other relevant factors. As used in this Section, “biopharmaceutical companies” shall mean companies in the biopharmaceutical industry of a size and stage of development similar to that of such Party, including having human pharmaceutical product candidates or products in a similar stage of development to the Products. Commercially Reasonable Efforts shall be determined on a market-by-market and Product-by-Product basis, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.11 “Competitive Infringement” shall have the meaning provided in Section 8.4.

1.12 “Confidential Information” shall mean any and all non-public Information, whether communicated in writing by any other method, which is provided by or on behalf of one Party to the other Party in connection with this Agreement.

1.13 “Control”, “Controls” or “Controlled by” shall mean, with respect to any Patent Rights, Information, Know How or other intellectual property rights, the possession by Person of the ability (whether by ownership, license or other right, other than pursuant to a license granted under this Agreement) to grant access to, or a license or sublicense of, such Patent Rights, Know-How, Information or other intellectual property rights without violating the terms of any agreement or other arrangement with any other Person.

1.14 “Cover” means (a) with respect to Know-How, such Know-How was used in making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product, and (b) with respect to a Patent Right, a Valid Patent Claim would (absent a license thereunder or ownership thereof) be Infringed by making, having made, using, selling, offering to sell, importing, having sold, exporting or making improvements to the Product including research and development. Cognates of the word Cover” shall have correlative meanings.

1.15 “Development Period” means the period covered by the Development

Plan.

1.16 “Development Period IP” shall have the meaning set forth in Section 8.1.

1.17 “Development Plan” means the plan for the research and clinical development of Products in the Field in the Territory as may be adjusted from time to time which shall be agreed to by the JDC following the Effective Date.

1.18 “Developmental Milestone” shall have the meaning provided in Section 4.1.

1.19 “Dispute” shall have the meaning provided in Section 11.1.

1.20 “Effective Date” shall have the meaning provided in the Preamble.

1.21 “Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§1 et. seq., the Arms Export Control Act, 22 U.S.C. §§2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.22 “FCPA” shall mean the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1, et. seq.) as amended.

1.23 “FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.

1.24 “Field” shall encompass the vaccination against, and prevention, treatment, and management, of COVID-2019 and any mutations thereof, and any other novel corona virus and any mutations thereof after the Effective Date, and any symptoms related to the foregoing.

1.25 “GCP” shall mean the then current “good clinical practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.26 “GLP” shall mean the then current “good laboratory practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.27 “GMP” shall mean the then current “good manufacturing practices” as such term is defined from time to time by the FDA or other Regulatory Authority of competent jurisdiction pursuant to its regulations, guidelines or otherwise, as applicable.

1.28 “IND” shall mean an investigational new drug application, clinical study application, clinical trial exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority, including any such application filed with the FDA pursuant to 21 CFR Part 312.

1.29 “Indemnified Party” shall have the meaning provided in Section 10.3.

1.30 “Indemnifying Party” shall have the meaning provided in Section 10.3.

1.31 “Indication” shall mean a separate and distinct disease or medical condition in humans or other animals: (a) which a Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of such Product or by the proposed Product labeling in an NDA filed with a Regulatory Authority for such Product; or (b) which is contained in a Product’s labeling approved by a Regulatory Authority as part of the Marketing Approval for such Product.

1.32 “Information” shall mean any and all proprietary data, information, materials and know-how (whether patentable or not) that are not in the public domain, including, (a) ideas, discoveries, inventions, improvements, technology or trade secrets, (b) pharmaceutical, chemical and biological materials, products, components or compositions, (c) methods, procedures, formulas, processes, tests, assays, techniques, regulatory requirements and strategies, (d) biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto, (e) technical and non-technical data and other information related to the foregoing, and (f) drawings, plans, designs, diagrams, sketches, specifications or other documents containing or relating to such information or materials.

1.33 “Infringe” or “Infringement” means any infringement as determined by Applicable Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.34 “Invention” shall mean any invention, whether or not patentable, including, without limitation, those made in the course and as a result of the conduct of the activities contemplated by this Agreement.

1.35 “JDC” shall have the meaning given to such term in Section 3.4(a).

1.36 “Joint Invention” shall have the meaning provided in Section 8.1.

1.37 “Joint Patent Rights” shall have the meaning provided in Section 8.1.

1.38 “Know-How” shall mean any and all Information related to SC, a Candidate and/or a Product, or any formulation, product improvement and/or Indication thereof, or necessary or useful for the development, manufacture, commercialization or use of any of the foregoing.

1.39 “Licensee” shall have the meaning provided in the Preamble.

1.40 “Licensee Indemnitees” shall have the meaning provided in Section 10.2.

1.41 “Licensee Know-How” shall mean all Know-How Controlled by Licensee or its Affiliates during the Term, including all Know-How developed or generated by or on behalf of Licensee or any of its Affiliates in the course of conducting research, development, manufacturing, regulatory or commercialization activities contemplated by this Agreement. Licensee Know-How includes Know-How that constitutes Development Period IP Controlled by Licensee.

1.42 “Licensee Patent Rights” shall mean all Patent Rights Controlled by Licensee or its Affiliates during the Term that claim or cover any Candidate and/or Products, other than the Premas Patent Rights. The Licensee Patent Rights shall include Licensee’s (and its Affiliates’) rights in the Development Period IP Patent Rights and the Joint Patent Rights.

1.43 “Licensee Technology” shall mean Licensee Know-How and Licensee Patent Rights.

1.44 “Losses” shall have the meaning provided in Section 10.1.

1.45 “Marketing Approval” shall mean all approvals from the relevant Regulatory Authority in a given country necessary to market and sell a pharmaceutical product in such country, including pricing and reimbursement approvals if required for marketing or sale of such product in such country.

1.46 “NDA” shall mean: (a) in the United States, a New Drug Application (as more fully defined in 21 CFR 314.5, et seq.) filed with the FDA, or any successor application thereto; or (b) in any other country or group of countries, the equivalent application or submission for approval to market a pharmaceutical product filed with the governing Regulatory Authority in such country or group of countries.

1.47 “Party” shall mean Licensee and Premas, individually, and “Parties” shall mean Licensee and Premas, collectively.

1.48 “Patent Certification” shall have the meaning provided in Section 8.4.

1.49 “Patent Rights” shall mean (i) patents and patent applications (which for the purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention); (ii) any and all divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, patent term extensions, supplementary protection certificates and the like of any such patents and patent applications; and (iii) any and all foreign equivalents of the foregoing.

1.50 “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.51 “Premas” shall have the meaning provided in the Preamble.

1.52 “Premas Indemnitees” shall have the meaning provided in Section 10.1.

1.53 “Premas Know-How” shall mean all Know-How Controlled by Premas or any of its Affiliates as of the Effective Date, or that is developed or Controlled by Premas after the Effective Date, related to the Proprietary Expression Vectors, COVID-19 vaccine platform, or other novel coronavirus, or otherwise necessary or useful for the research, development, manufacture and/or commercialization of any Candidate and/or Product (including a Covid-2019 or other coronavirus vaccine). Premas Know-How will not include Development Period IP including Licensee Know-How.

1.54 “Premas Patent Rights” shall mean any and all Patent Rights Controlled by Premas or any of its Affiliates as of the Effective Date, or at any time during the Term, that claim or Cover the composition, manufacture, use, sale, offer for sale and/or import of any Candidate and/or Product in the Field, including, but not be limited to: (i) the SC Patent Rights; (ii) Premas’s interest in any Joint Patent Rights; and (iii) those in-licensed by Premas under any agreement with a Third Party that constitute SC Patent Rights. Premas Patent Rights will not include Development Period IP Patent Rights Controlled by Licensee.

1.55 “Premas Technology” shall mean Premas Patent Rights and Premas Know-How.

1.56 “Product” shall mean any pharmaceutical composition or preparation (in any and all dosage forms) containing one or more Candidates, including any Combination Product for use in the Field that was developed, manufactured or commercialized utilizing Premas Technology under this Agreement.

1.57 “Proprietary Expression Vectors” means Saccharomyces cerevisiae expression vectors specifically designed for expression of type 1 membrane proteins.

1.58 “Regulatory Authority” shall mean any country, federal, regional, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.59 “Regulatory Documentation” shall mean all regulatory applications, registrations, licenses, authorizations and approvals (including all INDs, NDAs and Marketing Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all reports and documentation in connection with clinical studies and tests (including study reports and study protocols, and copies of all interim study analyses), and all data contained in any of the foregoing, including all INDs, NDAs, advertising and promotion documents, manufacturing data, drug master files, clinical data, adverse event files and complaint files, in each case related to SC and/or to a Product.

1.60 “Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a Marketing Approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.

1.61 “Related Party” shall mean each of Licensee’s Affiliates and its and their respective Sublicensees hereunder.

1.62 “Relevant Patent Rights” shall have the meaning provided in Section 8.4(a).

1.63 “Relevant Premas Patent Claims” shall have the meaning provided in Section 8.3(a)(i).

1.64 “Rules” shall have the meaning provided in Section 11.2.

1.65 “Sale Transaction” shall have the meaning provided in Section 12.5(a).

1.66 “SC” shall mean Premas’s Saccharomyces cerevisiae vaccine platform, including, without limitation the Proprietary Expression Vectors, along with related optimized genes.

1.67 “SC Patent Rights” shall mean Premas Patent Rights that are related to SC that are (i) set forth on Exhibit A under the heading “SC Patent Rights”, or (ii) Controlled by Premas or any of its Affiliates as of the Effective Date, or at any time during the Term. The foregoing shall include any modifications to the Premas Patent Rights or SC Patent Rights conceived, made or reduced to practice by Premas during the Term that are not owned by Licensee.

1.68 “Sublicensee” shall mean a Third Party sublicensee under the license granted by Premas to Licensee pursuant to Section 2.1, whether such Third Party’s sublicense was granted to it directly by Licensee or its Affiliate or indirectly through one or more tiers of sublicense.

1.69 “Term” shall have the meaning provided in Section 9.1.

1.70 “Territory” shall mean the entire world.

1.71 “Third Party” shall mean an entity other than Licensee and its Affiliates, and Premas and its Affiliates.

1.72 “Third Party Acquirer” shall have the meaning provided in Section 12.5(a).

1.73 “Valid Patent Claim” shall mean a claim of an issued and unexpired patent included within the Premas Patent Rights, which claim has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE 2

LICENSE GRANT

2.1 License Grant. Premas hereby grants to Licensee an exclusive (even as to Premas and its Affiliates except as necessary for Premas to perform its obligation hereunder and under the Development Plan), perpetual, royalty-free license including the right to sublicense through multiple tiers of sublicensees as well as the right to modify and amend such sublicenses, under the Premas Technology and all Premas Patent Rights, and the Premas Know-How; in each case, to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize and exploit Candidates and Products in the Field in the Territory.

2.2 Sublicensing. Licensee shall provide Premas with a copy of any sublicense agreement entered into by Licensee or its Affiliate within thirty (30) days of its execution.

2.3 Non-Compete. Premas hereby covenants not to, and not to permit or cause any of its Affiliates to, develop, use, make, have made, sell, have sold, offer for sale, export, import or otherwise commercialize any Candidate or Product, in the Field in the Territory during the Term. Without limiting the generality of the foregoing, Premas shall not grant any rights or licenses to Premas Technology or other proprietary technology Controlled by Premas to any Third Party for use with any Candidate in the Field in the Territory during the Term.

2.4 Right of First Refusal.

(a) If at any time during the Term, Premas desires to outlicense any additional Premas Technology with application in the Field (for clarity, which does not relate to a Candidate) then in such instance, Premas shall provide Licensee with notice of such intention and allow Licensee a period of fifteen (15) days to review the opportunity and determine whether to seek to negotiate a license. If Licensee determines to seek to negotiate a license then in such case the Parties shall exclusively negotiate in good faith for a period of thirty (30) days to reach agreement on license terms. If the Parties are unable to reach agreement then in such instance, Premas shall be free to negotiate a license for a Third Party without any further obligation to Licensee.

(b) If at any time during the Term, Premas desires to outlicense the rights to any additional candidates developed independently by Premas using Premas’s D Crypt Technology with application that is outside the Field then in such instance, Premas shall provide Licensee with notice of such intention and allow Licensee a period of fifteen (15) days to review the opportunity and determine whether to seek to negotiate a license. If Licensee determines to seek to negotiate a license then in such case the Parties shall exclusively negotiate in good faith for a period of thirty (30) days to reach agreement on license terms. If the Parties are unable to reach agreement then in such instance, Premas shall be free to negotiate a license for a Third Party without any further obligation to Licensee. Notwithstanding the foregoing, the provisions of this Section 2.4.2 shall not apply with respect to any licensing transaction that is a Strategic Transaction (as defined herein). For purposes of this Agreement, a “Strategic Transaction” means a transactions with a Person that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of Premas (and has been engaged in such synergistic business for at least 5 years) and the transaction provides to the Company substantial scientific or commercial benefits in addition to the investment of funds.

ARTICLE 3

DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION

3.1 Responsibility. During the Development Period, development activities with respect to Products will be primarily the responsibility of Premas up through achievement of Proof of Concept Stage 2 set forth in Section 4.1 below. Premas will ensure that all such activities will be carried out in accordance with this Agreement, the Development Plan, all Applicable Laws (including, to the extent applicable, as applicable, GLP, GCP and/or GMP) and the instructions of the Joint Development Committee (as defined below). If requested by Licensee, all Regulatory Documentation, including without limitation, INDs and NDAs will be filed in the name of, and owned by, Licensee. Premas will reasonably assist Licensee with filings related to any such Regulatory Documentation as requested by Licensee. To the extent that Premas has any responsibility for engaging in discussions with, and/or making filings with any Regulatory Authorities, Premas shall ensure that Licensee has the opportunity to be present for any such discussions (to the extent permitted by Law) and the opportunity to review and consent to any such filings reasonably in advance of such discussion or any filing deadline. Following the Development Period, unless otherwise agreed by the Parties, Licensee (itself and/or with or through its Related Parties) shall be solely responsible, at its own expense, for, and shall control all aspects of, worldwide development (including pre-clinical and clinical development), manufacture, registration and commercialization (including marketing, promoting, selling, distributing and determining pricing for) Products in the Territory.

3.2 Diligence. Licensee (itself and/or with or through its Affiliates, sublicensee(s), and any subcontractors) shall use Commercially Reasonable Efforts to develop, seek Marketing Approval for, and commercialize one or more Products in the Territory during the Term.

3.3 Records. Premas shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Premas with respect to Products, including all results, data, inventions and developments made in the performance of such development work during the Development Period. All such records maintained shall be in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes. Licensee shall maintain, or cause to be maintained, complete and accurate records of all development work conducted by or on behalf of Licensee with respect to Products, including all results, data, inventions and developments made in the performance of such development work after the Development Period.

3.4 Joint Development Committee.

(a) Within ten (10) days after the Effective Date, a Joint Development Committee (“JDC”) shall be established with the responsibilities and authority set forth in this Section 3.4. The JDC shall consist of six (6) members, three (3) members to be appointed by each of Premas and Licensee. Each Party may, with notice to the other, substitute any of its members serving on the JDC and may invite ad hoc non-voting members as desired. The Parties may also, by mutual agreement, increase or decrease the number of members serving on the JDC; provided that the number of members representing each Party remains equal. Licensee will have the right to appoint one of its members to be the chairperson of the JDC. The JDC will be in place until the earlier of (i) expiration and/or termination of the Development Period or (ii) there is a written agreement between the Parties to disband the JDC.

(b) The JDC shall have the responsibility and authority to: (i) provide a forum for exchange of information related to the development of Products in the Field in the Territory; (ii) review and discuss any proposed material amendments or updates to the Development Plan; (iii) oversee the implementation of the Development Plan; (iv) monitor the progress of the Development Plan against the metrics agreed to by the Parties (such as timeline and costs); and (iv) perform any other functions as the Parties may agree in writing.

(c) The JDC shall hold meetings as mutually agreed by the Parties, but in no event less than quarterly unless Licensee and Premas mutually agree in writing (which may include email), no later than thirty (30) days in advance of any meeting following the initial meeting of the JDC, that no new business has transpired that would require a meeting of the JDC. Meetings may be held by telephone or video conference as agreed by the Parties.

(d) The quorum for JDC meetings shall be four (4) members, provided there are at least two (2) members from each of Licensee and Premas present. The JDC will render decisions by unanimous vote. The members of the JDC shall act in good faith to cooperate with one another and to reach agreement with respect to issues to be decided by the JDC.

(e) Disagreements among the JDC will be resolved via good-faith discussions; provided, that in the event of a disagreement that cannot be resolved within thirty (30) days after the date on which the disagreement arose, the matter shall be resolved as requested by Licensee.

(f) At each JDC meeting, Premas will keep the JDC informed regarding the progress and results of development activities with respect to Products in the Territory in the Field.

3.5 Development Plan. After the Effective Date, the Parties shall meet to discuss in good faith the parameters of the Development Plan, which shall be proposed by Premas and which will be subject to Licensee’s written consent. The Parties shall use Commercially Reasonable Efforts to ensure that the Development Plan is in place within ninety (90) days after the Effective Date. Premas will keep true, correct and complete records of all development activities that it performs (or that are performed on its behalf) during the Development Period. Premas will make all such records available to Licensee at its request. Following the end of the Development Period, at no additional cost to Licensee, Premas will execute a technology transfer of the SC platform and, from time-to-time, related intellectual property developed by Premas during the Development Period that would be necessary or useful to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize and exploit Candidates and/or Products in the Field in the Territory.

3.6 Reports. Within thirty (30) days of the end of each calendar quarter of each year during the Development Period, Premas shall deliver to Licensee a written progress report regarding, to the extent applicable, (i) the status of any Product in development, (ii) any Product-related regulatory submissions and approvals and (iii) the status of any Product related patent applications in each country in the Territory. After the Development Period and prior to the earlier of (a) the achievement of, or (b) the abandonment of, the last outstanding Development Milestone, Licensee shall provide Premas quarterly progress reports that describe the status of each Product then in development within thirty (30) days of the end of each calendar quarter.

3.7 Compliance with Applicable Laws. After the expiration and/or termination of the Development Period, Licensee shall conduct and/or cause to be conducted, all development, regulatory, manufacturing and commercialization activities that it performs, and/or that are performed on its behalf, with respect to Products anywhere in the world in compliance with all Applicable Laws and, as applicable, GLP, GCP and/or GMP.

ARTICLE 4

PAYMENTS

4.1 Milestone Payments; Developmental Milestones. Upon the first achievement of each of the milestone events set forth in the table below by Licensee or any Related Party, Premas shall provide Licensee with written notice of such achievement and Licensee shall pay to Premas the corresponding one-time milestone payment set forth below (each a “Developmental Milestone”):

Milestone Event		Milestone Payment
1.	Within three (3) days of the Effective Date	$250,000
2.	Antigen cloning completed, clone established as per decided strategy	$250,000
3.	Proof of Concept: Stage 1, Antigen/Immunogen expression completed, VLP generation, as determined by the JDC as soon as practicable upon its formation.	$500,000
4.	Proof of Concept: Stage 2, Microsomal or VLP preps, suitably formulated in adjuvant and prepped for animal studies, first dose delivered to suitable animals, as determined by the JDC as soon as practicable upon its formation.	$1,000,000

It is acknowledged and agreed that upon sufficient proof provided to Cystron before the Effective Date, Milestones 1 and 2 have been achieved such that Milestone Payments in the amount of $500,000 shall be paid in immediately available funds within three (3) days of the Effective Date. The remaining Milestones 3 and 4 shall be paid by Licensee within ten (10) days of receipt of confirmed notice from Premas that each such milestone has been achieved. Each of the above milestone payments shall only be paid once, for the first achievement of the corresponding milestone event, and shall be non-refundable. Furthermore, notwithstanding any decision by the JDC to the contrary, if Licensee receives acknowledgement from a Regulatory Authority that a pre-clinical human or animal study is approved for a clinical trial then any remaining milestones will be deemed to have been met and all remaining milestone payments shall automatically become due and payable within ten (10) days of such notice.

ARTICLE 5

PAYMENT; RECORDS; AUDITS

5.1 Exchange Rate; Manner and Place of Payment. All payment amounts in this Agreement are expressed in U.S. dollars, and all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be calculated using an exchange rate equal to the average of the interbank rates of exchange for such currency as reported at OANDA.com, or should such rates cease to be published by OANDA, a successor or replacement agreed upon by the parties, on the last day of the calendar quarter for which payment is due. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to the bank and account designated in writing by Premas.

5.2 Income Tax Withholding. Premas will pay any and all taxes levied on account of any payments made to it under this Agreement. If Licensee is advised in writing by its attorneys or accountant that Licensee is required to withhold any portion of any payment made to Premas under this Agreement, Licensee shall (a) deduct such taxes from the payment made to Premas, (a) timely pay the taxes to the proper taxing authority, (c) send proof of payment to Premas and certify its receipt by the taxing authority within 30 days following such payment, (d) reasonably cooperate with Premas, if requested, to obtain available reductions, credits or refunds of such taxes and (e) provide Premas a copy of such written advisement or instructions at least thirty (30) days, or such shorter period as reasonably practicable given the timing of the subject advice or instructions received by Licensee, in advance of such withholding. Without limiting the generality of the foregoing, upon request by Premas, Licensee shall provide Premas such information in Licensee’s possession as may be reasonably necessary for Premas to obtain the benefit of any present or future treaty against double taxation which may apply to payments made to Premas under this Agreement.

ARTICLE 6

CONFIDENTIALITY AND PUBLICATION

6.1 Confidential Information. Except to the extent expressly authorized by this Agreement, each Party (in such capacity, the “Receiving Party”) agrees that, during the Term and for seven (7) years thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than a commercially reasonable standard of care) to ensure that it, and its and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Premas Technology, to the extent subject to the licenses to Licensee under this Agreement, shall be deemed the Confidential Information of Licensee notwithstanding the fact that it was furnished by Premas to Licensee in the first instance.

6.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party. Any combination of features or disclosures shall not be deemed to fall within the exclusions set forth in the preceding clauses (a) and (b) merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

6.3 Authorized Disclosure. Notwithstanding the provisions of Section 6.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) Filing, prosecuting, or maintaining Patent Rights as permitted by this Agreement;

(b) enforcing such Party’s rights under this Agreement (including registering the licenses granted hereunder with applicable authorities) and in performing its obligations under this Agreement.

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders, applicable laws, rules or regulations, or the listing rules of any exchange on which the Receiving Party’s securities are traded;

(e) disclosure to Affiliates, actual and potential licensees and sublicensees, partners, employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or sublicensee, employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this ARTICLE 6; and

(f) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors or acquirers in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.3(c) or 6.3(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use Commercially Reasonable Efforts to secure confidential treatment of such information at least as diligent as the Receiving Party would use to protect its own confidential information, but in no event less than commercially reasonable efforts. In any event, the Receiving Party agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder.

6.4 Publications. Any publications related to the development of a Product proposed by Premas will be subject to the written approval of Licensee. Licensee shall have the right to review and comment on any material proposed for disclosure or publication by Premas or its Affiliates, such as by oral presentation, manuscript or abstract that includes Confidential Information of Licensee or that is related to a Product. Before any such material is submitted for publication or disclosure (other than oral presentation materials and abstracts, which are addressed below), Premas shall deliver a complete copy to Licensee at least 30 days prior to submitting the material to a publisher or initiating such other disclosure, and Licensee shall review any such material and give its comments to Premas within 10 days of the delivery of such material to Licensee which comments shall be adopted by Premas to the extent practicable. Premas shall comply, or cause its Affiliates to comply (as applicable), with Licensee’s requests to delete references to Confidential Information in any such material and, if applicable, agrees to delay any submission for publication or other public disclosure for a period of up to an additional 60 days for the purpose of preparing and filing appropriate patent applications. Premas shall not publish or otherwise disseminate, including, but not limited to, in articles, posters, oral presentations or other formats, any information relating to Candidates and/or Products without the prior written consent of Licensee as provided in this Section 6.4.

6.5 Publicity.

(a) Press Releases. The Parties shall jointly issue a press release acceptable to each Party regarding entry of this Agreement to be released at an agreed upon time. Except as required by the applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded, neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, respond to queries by any exchange on which such Party’s securities are traded, or issue press releases, so long as any such public statement, response, or press release is not inconsistent with prior public disclosures or public statements made in accordance with this Section 6.5 and which do not reveal non-public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall use reasonable efforts to provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text, unless the proposed text is substantially the same as that used in any prior public disclosure, press release or public statement made in accordance with this Section 6.5.

(b) Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange. Premas hereby consents to Licensee’s use of its name in any filing with a Regulatory Authority as well as any private placement memorandum or other investment document related to Licensee or its securities; provided that, Premas shall be afforded a reasonable opportunity to review any such filing of investment document and any comments provided by Premas to Licensee with respect to the use of its name in such filing or investment document shall be considered in good faith by Licensee.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

7.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

7.2 Premas Representations and Warranties. Premas represents and warrants to Licensee that, as of the Effective Date of this Agreement:

(a) Exhibit A attached hereto contains a true and complete list of the Premas Patent Rights and an accurate description of the Premas Know-How, in each case, as it exists on the Effective Date. The Premas Patent Rights listed in Exhibit A include all of the Patent Rights Controlled by Premas as of the Effective Date that Cover SC, or the manufacture, use, sale, offer for sale or import of any Product and/or Candidate;

(b) Premas (i) has the right to grant the licenses that it purports to grant in Section 2.1 (including, without limitation, that Premas has not entered into any undertaking that limits, nor is subjected to any constraints that limit, its rights or freedom to grant the licenses); and (ii) has not granted to any Third Party any license or other right with respect to SC, a Candidate, a Product or Premas Technology that conflicts with the license and rights granted to Licensee herein;

(c) there are no agreements in effect as of the Effective Date between Premas and a Third Party under which rights with respect to the Premas Technology are being licensed to Premas;

(d) no Third Party (including, but not limited to any governmental authority) has any rights in or to SC, a Candidate, a Product or any Premas Technology for any reason, including, but not limited to as a result of development work performed by such Third Party or funding provided by such Third Party;

(e) the issued and unexpired claims included in the Premas Patent Rights existing as of the Effective Date are valid and enforceable;

(f) no reexamination, interference, invalidity, opposition, inter partes review, post grant review, nullity or similar claim or proceeding is pending or threatened with respect to any Premas Patent Right;

(g) to Premas’s knowledge, the manufacture (using any manufacturing process used by or on behalf of Premas on or before the Effective Date), use, sale, offer for sale or import of SC, or any Premas Technology does not Infringe any issued patent, and Premas has not received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of SC, or any Candidate or Product Infringes or would Infringe the patent or other intellectual property rights of any Third Party; if Premas receives any such written notice during the term of this Agreement, Premas shall promptly provide such written notice to Licensee;

(h) there are no claims, judgments or settlements against or owed by Premas (or any of its Affiliates) with respect to the Premas Technology, and Premas is not a party to any legal action, suit or proceeding relating to the Premas Technology, SC, or any Candidate or Product, nor has Premas received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(i) all tangible or recorded information and data provided by or on behalf of Premas to Licensee related to SC or any Product on or before the Effective Date in contemplation of this Agreement was and is true, accurate and complete in all material respects, and Premas has not failed to disclose, or failed to cause to be disclosed, any such information or data related to SC or any Product in its possession and Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(j) neither Premas nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Candidate and/or Product, and, to the best of Premas’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Approvals for any Candidate and/or Product in the Field in the Territory;

(k) there are no ongoing research or development activities (including any clinical trials) being conducted by or on behalf of Premas or any of its Affiliates with respect to SC, related to Candidates or Products in the Field in the Territory;

(l) (i) all research and development (including non-clinical studies and clinical trials) conducted by or on behalf of Premas or any of its Affiliates related to the SC and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP; and (ii) to Premas’s knowledge, all research and development (including non-clinical studies and clinical trials) conducted related to SC and/or Products prior to the Effective Date was conducted in compliance in all material respects with all Applicable Laws and, as applicable, GLP, GCP and/or GMP;

(m) neither Premas nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(n) neither Premas nor any of its Affiliates has employed or otherwise used in any capacity, in connection with the development or manufacture of SC or any Candidate or Product, the services of any Person debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof;

(o) Premas and, to the best of its knowledge, its directors, officers, employees, and any agent, representative, subcontractor or other Third Party acting for or on such its behalf, has not, directly or indirectly, offered, paid, promised to pay, or authorized such offer, promise or payment, of anything of value, to any Person for the purposes of obtaining or retaining business through any improper advantage in connection with the development, commercialization or exploitation of a Product, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption, and Premas’s books, accounts, records and invoices related to the Product are complete and accurate; and

(p) Premas has not violated the FCPA or Export Control Laws in connection with the development of SC.

7.3 Premas Covenants. In addition to any covenants made by Premas elsewhere in this Agreement, Premas hereby covenants to Licensee that during the Term, Premas will (i) not grant any Third Party any license or other right with respect to SC, any Candidate(s), any Product or Premas Technology in derogation of the license and rights granted to Licensee hereunder, and (ii) disclose to Licensee any and all (a) additional Premas Technology developed or Controlled by Premas after the Effective Date and (b) Development Period IP;

7.4 Licensee Representations and Warranties. Each Party represents and warrants to the other that as of the Effective Date of this Agreement neither Party nor any of its Affiliates nor any of their employees or agents is debarred or disqualified under the Act or comparable Applicable Laws outside the United States.

7.5 Mutual Covenants. In addition to any covenants made by a Party elsewhere in this Agreement, each Party hereby covenants to the other as follows:

(a) neither such Party nor any of its Affiliates will employ or use the services of any Person who is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof, in connection with activities relating to any Product; and in the event that such Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any Person providing services to such Party or any of its Affiliates with respect to any activities relating to any Product, such Party will immediately notify the other Party in writing and such Party will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to any Product;

(b) neither such Party nor any of its Affiliates will, in connection with the exercise of its rights or performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other Person for purpose of obtaining or retaining business for or with, or directing business to, any Person, including such Party and its Affiliates, nor will such Party or any of its Affiliates directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other Person in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement; and

(c) neither such Party nor any of its Affiliates (or any of their respective employees and contractors), in connection with the exercise of such Party’s rights or performance of such Party’s obligations under this Agreement, shall cause the other Party to be in violation of the FCPA or Export Control Laws.

7.6 Performance by Affiliates, Sublicensees and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates, subcontractors, or, in the case of Licensee, Sublicensees; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the Parties pursuant to Article 6 and Section 8.1; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee. Premas shall not subcontract any of its obligations under the Development Plan without written consent from Licensee.

7.7 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLES 6 OR 8 AND/OR SECTIONS 2.3 OR 7.3 OR IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this Section 7.7 shall not be construed to limit either Party’s indemnification obligations under Article 10.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership.

(a) Subject to Section 8.1(b) below, as between the Parties, Premas is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Premas Technology, other than Development Period IP (as defined below) and other than Joint Inventions and Joint Patent Rights, and Licensee is and shall at all times be the sole and exclusive owner of all right, title and interest in and to the Licensee Technology, other than Joint Inventions and Joint Patent Rights. The Parties shall jointly own rights in any other Invention that (i) does not fall within the Premas Technology or Licensee Technology; and (ii) that is made jointly by one or more employees or agents of each Party and/or such Party’s Affiliates or other persons acting under its authority (“Joint Inventions”) and Patent Rights therein (“Joint Patent Rights”). For clarity, Inventions developed exclusively by one Party and such Party’s Affiliates shall not be considered Joint Inventions, and Inventions that fall within the Premas Technology or Licensee Technology shall not be considered Joint Inventions, irrespective of which Party employs or pays the inventors. Subject to the limitations and limited rights and licenses granted under this Agreement, and the non-compete provisions of this Agreement, each Party shall have the right to practice and use, and grant licenses to practice and use, any Joint Inventions and Joint Patent Rights without the other Party’s consent and has no duty to account to the other Party for such practice, use or license, and each Party hereby waives any right it may have under the laws of any country to require any such consent or accounting. Each Party shall be liable with respect to its own employees for compliance with any applicable legislation and its own policies concerning employee inventions, including payment of employee invention awards (if any).

(b) Notwithstanding anything to the contrary in Section 8.1(a), Licensee will be the exclusive owner of all right, title and interest in and to any Invention that would be necessary or useful to discover, develop, make, have made, use, sell, have sold, offer for sale, market, export, import and otherwise commercialize and/or exploit Candidates and/or Products in the Field in the Territory that is made in connection with, or arising from or related to, the Development Plan (“Development Period IP”), whether such Invention is made solely by Premas or one or more employees or agents or jointly by Premas or one or more employees or agents of Premas and one or more employees or agents of Licensee. Premas shall, and hereby does, assign to Licensee all right, title and interest to any and all Development Period IP and any other Licensee Technology.

8.2 Patent Prosecution and Maintenance.

(a) Premas Patent Rights. Subject to Section 8.2(b) and the last sentence of this Section 8.2(a), Premas shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Premas Patent Rights at Premas’s sole expense and by counsel of its choice (that is reasonably acceptable to Licensee). Premas shall keep Licensee reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Premas Patent Rights including copies of all patent office communications filed or received that fall within the licenses granted in this Agreement, and Premas or its counsel shall directly provide to Licensee copies of all material proposed patent office submissions at least thirty (30) days before any deadline so that Licensee will have an opportunity to review and comment. Premas agrees, and will instruct its counsel, to implement such Licensee comment and other input unless there is a good faith reason not to do so. In the event that Premas desires to abandon or cease prosecution or maintenance of any Premas Patent Right in any country or jurisdiction (such country or jurisdiction, the “Abandoned Territory”), Premas shall provide written notice to Licensee of such intention to abandon no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Premas Patent Right in the relevant patent office. In such case, upon receipt of a written request by Licensee to assume responsibility for prosecution and maintenance and exclusive ownership of such Premas Patent Right, Premas shall allow Licensee at its sole cost and expense and by counsel of its own choice, delivered no later than thirty (30) days after receipt of notice from Licensee to assume such responsibility and exclusive ownership.

(b) Licensee Right to Direct. In the event that Licensee requests that Premas file and maintain any Premas Patent Right in a jurisdiction in which an application with respect to such Premas Patent Right has not been filed as of the Effective Date, Premas shall comply with Licensee’s request; provided that the preparation, filing, prosecution and maintenance of such Premas Patent Right in such jurisdiction shall be at Licensee’s expense and otherwise in accordance with Section 8.2(a).

(c) Joint Patent Rights. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain all Joint Patent Rights, by counsel of Licensee’s choice which counsel shall be reasonably acceptable to Premas. Premas will reimburse Licensee for half of the costs of such activities related to Joint Patent Rights within thirty (30) days of being invoiced, unless Premas notifies Licensee it wishes to assign its undivided half of any Joint Patent Right(s) to Licensee before such cost has been incurred by Licensee, and then Premas effectuates such Assignment after which it will have no rights to such Joint Patent Right(s). Licensee shall keep Premas reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of the Joint Patent Rights, and shall provide to Premas copies of all material patent office submissions within a reasonable amount of time following submission thereof by Licensee and allow for Premas to have reasonable input into the prosecution strategy for the Joint Patent Rights. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Joint Patent Right, Licensee shall provide written notice to Premas of such intention to abandon promptly after Licensee makes such determination, which notice shall be given no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Joint Patent Right in the relevant patent office. In such case, Premas shall have the right, in its discretion, exercisable upon written notice to Licensee delivered no later than thirty (30) days after receipt of notice from Licensee, to assume responsibility for prosecution and maintenance of such Joint Patent Right, at its sole cost and expense and by counsel of its own choice, and if Premas exercises such right, then Licensee shall cease to have any ownership rights to such Joint Patent Right; provided that such Joint Patent Right shall be deemed thereafter to be a Premas Patent Right and therefore subject to this Agreement.

(d) Licensee Patent Rights. Except as provided in Section 8.2(c), Licensee shall have the sole right, but not the obligation, to control the preparation, filing, prosecution and maintenance of Licensee Patent Rights (including without limitation, the Development Period IP), at Licensee’s sole expense and by counsel of its choice.

(e) Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patent Rights under this Agreement and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and the like with respect to any Patent Right as well as in registering the licenses granted hereunder with the applicable authorities. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors to execute such papers and instruments, so as to effectuate the exclusive ownership or either Party of its respective Patent Rights, and to effectuate joint ownership of Joint Inventions and Joint Patent Rights, as set forth in Section 8.1; and to enable the other Party to apply for and to prosecute patent applications in any country in accordance with the foregoing provisions of this Section 8.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications including prompt disclosure of Inventions that will be owned by the other Party under this Article 8.

8.3 Interference, Opposition, Invalidation, Reexamination, Reissue, and Other Post-Issuance Proceedings.

(a) Relevant Premas Patent Claims.

(i) Premas First Right. Premas shall, within 10 days of learning of such event, inform Licensee of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to claims of the Premas Patent Rights that cover any Product in the Field or their use in the development or manufacture of any Product in the Field (the “Relevant Premas Patent Claims”). With respect to any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to Relevant Premas Patent Claims, Premas shall have the first right (in its discretion) to initiate, prosecute and/or respond, to such action or proceeding, provided that Premas shall consult with Licensee with respect to any such action or proceeding and shall consider Licensee’s position in good faith. In the event that Premas elects to initiate, prosecute and/or respond to any interference, opposition, invalidation, reexamination, reissue, inter partes review, or post grant review proceeding relating to any Relevant Premas Patent Claim, the expenses thereof shall be borne solely by Premas. Licensee shall keep Premas informed of developments in any such action or proceeding involving any Relevant Premas Patent Claim. Further such Relevant Premas Patent Claim shall thereafter be deemed to be a Premas Patent Right and therefore subject to this Agreement.

(ii) Licensee Back-Up Right. Premas shall promptly inform Licensee in the event that Premas elects not to initiate, prosecute and/or respond to any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to any Relevant Premas Patent Claim, and in such case, Licensee shall have the right to do so (in Licensee’s discretion), at its cost and expense within ninety (90) days of receiving notice from Premas of its election not to prosecute and/or respond. Licensee shall keep Premas informed of developments in any such action or proceeding involving any Relevant Premas Patent Claim.

(b) Joint Patent Rights. Each Party shall, within ten (10) days of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review relating to Joint Patent Rights (a “Joint Patent Claim”). The Parties shall mutually agree on a case-by-case basis which Party will have the right to handle any interference, opposition, invalidation, reissue, reexamination or post grant review proceeding relating to claims of the Joint Patent Rights and how the expenses of such action or proceeding will be allocated. Neither Party shall settle any interference, opposition, invalidation, reissue, reexamination, inter partes review, or post grant review action or proceeding relating to any Joint Patent Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The Party handling such action or proceeding shall keep the other Party informed of developments in any such action or proceeding involving any Joint Patent Claim.

(c) Licensee Patent Rights. Except as provided in Section 8.3(b), Licensee shall have the sole right, in its discretion, to handle any interference, opposition, invalidation, reissue, reexamination or post grant review proceeding relating to Licensee Patent Rights, and Premas shall have no rights in connection therewith.

8.4 Enforcement and Defense of Patent Rights. Each Party shall notify the other Party in writing within 10 Business Days (except as expressly set forth below) of becoming aware of any alleged or threatened infringement by a Third Party of any of the Premas Patent Rights, Joint Patent Rights or Licensee Patent Rights (“Infringement”), including (x) any such alleged or threatened Infringement on account of a Third Party’s manufacture, use or sale of a Product in the Field, (y) any certification filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions in connection with an ANDA (an Abbreviated New Drug Application in the United States or a comparable application for Marketing Approval under Applicable Law in any country other than the United States) or other NDA for a Product in the Field (a “Patent Certification”), and (z) any declaratory judgment action filed by a Third Party that is developing, manufacturing or commercializing a Product in the Field alleging the invalidity, unenforceability or non-infringement of any of the Premas Patent Rights, Joint Patent Rights or Licensee Patent Rights ((x)-(z), collectively, “Competitive Infringement”); provided, however, that each Party shall notify the other Party of any Patent Certification regarding any Premas Patent Right or Joint Patent Right that it receives, and such Party shall provide the other Party with a copy of such Patent Certification, within five (5) days of receipt.

(a) Competitive Infringement. Licensee shall have the first right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of a Premas Patent Right or a Joint Patent Right, in each case that covers a Product (collectively, the “Relevant Patent Rights”), at Licensee’s own expense and by counsel of its own choice. If Licensee fails to bring any such action or proceeding with respect to Competitive Infringement of any Relevant Patent Right within ninety (90) days following the notice of alleged Competitive Infringement, Premas shall have the right to bring (or defend) and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Other Infringement. The Parties shall mutually agree on a case-by-case basis (A) whether to bring (or defend) and control any action or proceeding with respect to Competitive Infringement of any Patent Right that is not a Relevant Patent Right, (B) which Party would bring (or defend) and control such action, and (C) how the expenses of, and any recovery from, any such action would be allocated.

(c) Licensee Patent Rights. Except as provided in Section 8.4(a), Licensee shall have the sole right, but not the obligation, to bring (or defend) and control any action or proceeding with respect to infringement of any Licensee Patent Right at its own expense and by counsel of its own choice.

(d) Cooperation. In the event a Party brings (or defends) an Infringement action in accordance with this Section 8.4, or in the event a Party is entitled to bring (or defend) an infringement action in accordance with this Section 8.4 but lacks standing to do so, the other Party shall cooperate fully, including, if required to bring (or defend) such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action under this Section 8.4 which would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably withheld.

(e) Recovery. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to this Section 8.4, whether by way of settlement or otherwise, shall be applied first to reimburse the documented out-of-pocket legal expenses of the Party that brought (or defended) and controlled such action or proceeding incurred in connection with such action or proceeding, and second to reimburse the documented out-of-pocket legal expenses of the other Party incurred in connection with such action or proceeding, and any remaining amounts shall be retained by the Party that brought (or defended) and controlled such action; provided, however, that: any recovery realized by Licensee as a result of any action brought (or defended) and controlled by Licensee pursuant to Section 8.4(a) or Section 8.4(b) (after reimbursement of the Parties’ documented out-of-pocket legal expenses relating to the action or proceeding) shall be retained by Licensee.

8.5 Patent Term Extensions. The Parties shall mutually agree on a case-by-case basis the Premas Patent Rights and/or the Joint Patent Rights for which applications will be made for extension of patent term in any country and/or region for any Product in the Field, which Party will make such application and how to allocate resulting costs equitably. Each Party shall provide all reasonable assistance to the other in connection with such filings. In the event that a Party desires to not apply for a patent extension for any Premas Patent Rights and/or Joint Patent Rights for which there is a reasonable basis to file for such extension, such Party shall provide written notice of such intention to not file no later than seventy (70) days prior to the next deadline for any action that must be taken with respect to such Premas Patent Right and/or Joint Patent Right in the relevant patent office and the other Party shall have the option to apply for, and to control, an extension at its cost and expense for such Premas Patent Right and/or Joint Patent Rights.

8.6 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 8.6 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Article 9, continue for the longer of: (i) on a country-by-country basis until the expiration of the last-to-expire of all Valid Claims in the Premas Patent Rights in all countries in the Territory; or (ii) for twenty-years from the Effective Date of this Agreement in view of the license to Premas Know-How (the “Term”).

9.2 Termination for Material Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within ninety (90) days after notice from the terminating Party indicating the nature of such breach and the actions required to cure such breach if not apparent, or if such other Party is dissolved or liquidated or takes any corporate action for such purpose; makes a general assignment for the benefit of creditors; or has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business. Any such termination shall become effective at the end of such ninety (90) day period unless the breaching Party has cured such breach prior to the end of such period. Any right to terminate under this Section 9.2(a) shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 11.

(b) For clarity, in the event of material breach of this Agreement by Premas that is not cured within the applicable notice period set forth in Section 9.2(a), Licensee, at its sole discretion, may either:

(i) terminate this Agreement in accordance with Section 9.2(a) (in addition to pursuing any remedy that may be available to Licensee at law or in equity as a result of Premas’s breach of this Agreement); or

(ii) elect (A) not to terminate this Agreement, (B) to terminate and to retain the license granted under Section 2.1, subject to all terms and conditions hereof, and (C) pursue any remedy that may be available to Licensee at law or in equity as a result of Premas’s breach of this Agreement, without prejudice to Licensee’s right to terminate this Agreement at a later date pursuant to Section 9.2 (for that uncured material breach or any other uncured material breach of this Agreement by Premas) or pursuant to Section 9.4.

9.3 Termination for Patent Challenge. Premas shall have the right to terminate this Agreement immediately upon written notice to Licensee if Licensee or its Affiliate directly, or through assistance granted to a Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of term or the grant of a supplementary protection certificate with respect to, any Premas Patent Right.

9.4 At-Will Termination by Licensee. Licensee shall have the right to terminate this Agreement on a country by country basis for any reason or for no reason at any time upon sixty (60) days’ prior written notice to Premas, provided Licensee’s termination shall not be deemed to cure any breach existing as of the date of such termination.

9.5 Termination by Premas. Premas may terminate this License in the event that Licensee fails to exercise Commercially Reasonable Efforts as required by Section 3.2 hereof, upon written notice providing Licensee the opportunity to cure such alleged breach within ninety (90) days after notice indicating the nature of such breach and the actions required to cure such breach if not apparent.

9.6 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not on earlier termination) of this Agreement, all licenses granted by Premas to Licensee that were in effect immediately prior to such expiration shall survive on a non-exclusive, fully-paid up, royalty-free basis.

9.7 Any Termination. Upon any termination of this Agreement prior to its expiration, the license (on a country by country basis in the event of partial termination by Licensee under Section 9.4) granted to Licensee pursuant to Section 2.1 shall automatically terminate and revert to Premas, and all other rights and obligations of the Parties under this Agreement shall terminate, except as expressly provided in this Article 9. In the event of termination by Premas under Sections 9.2, 9.3, or 9.5, or by Licensee under Section 9.4, all pre-clinical data, clinical data, INDs, all other Regulatory Documentation shall be transferred to Premas together with such other information in possession of Licensee as requested or necessary to the continued development or commercialization of the Products.

9.8 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under Sections 2.3 6.1, 6.2, 6.3, , 7.7, 8.1, 8.2(c), 8.3(b), 8.5 (with respect to Joint Patents), 9.6, 9.6, 9.8 and 9.9 and Articles 5, 10, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement.

9.9 Return of Confidential Information. Within thirty (30) days following the expiration or termination of this Agreement, except to the extent that a Party retains a license from the other Party as provided in this Article 9, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to a continuing confidentiality obligations.

9.10 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to hereunder.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Licensee. Licensee hereby agrees to save, defend, indemnify and hold harmless Premas, its Affiliates, its and their respective officers, directors, agents, employees, successors and assigns (the “Premas Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable and documented legal expense and attorneys’ fees (“Losses”), to which any Premas Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Licensee Indemnitee (defined below), (b) the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement, or (c) the development, manufacture, use, sale, offer for sale or other disposition by or on behalf of Licensee or any of its Related Parties of any Product; in each case, except to the extent such Losses result from (i) the gross negligence or willful misconduct of any Premas Indemnitee or the breach by Premas of any warranty, representation, covenant or agreement made by Premas in this Agreement and (ii) any Claim for which Premas is obligated to indemnify Licensee under Section 10.2.

10.2 Indemnification by Premas. Premas hereby agrees to save, defend, indemnify and hold harmless Licensee, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Licensee Indemnitees”) from and against any and all Losses to which any Licensee Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of or relate to (a) the gross negligence or willful misconduct of any Premas Indemnitee, (b) (A) actual patent infringement arising out of the exercise of rights under the Premas Patent Rights or (B) actual misappropriation of trade secrets arising out of the exercise of rights under the Premas Know-How, (c) the breach by Premas of any warranty, representation, covenant or agreement made by Premas in this Agreement; or (d) the development, manufacture or use of any Product during the Development Period; in each case, except to the extent such Losses result from (i) the gross negligence or willful misconduct of any Licensee Indemnitee or the breach by Licensee of any warranty, representation, covenant or agreement made by Licensee in this Agreement and (ii) any Claim for which Licensee is obligated to indemnify Premas under Section 10.1.

10.3 Control of Defense. In the event a Party (the “Indemnified Party”) seeks indemnification under Section 10.1 or 10.2, it shall inform the other Party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after it receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. If the Indemnifying Party does not assume control of such defense within 15 days after receiving notice of the claim from the Indemnified Party, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all costs, including reasonable and documented attorney fees, incurred by the Indemnified Party in defending itself within thirty (30) days after receipt of any invoice therefor from the Indemnified Party. The Party not controlling such defense may participate therein at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party. If the Parties cannot agree as to the application of Section 10.1 or 10.2 to any claim, pending resolution of the dispute pursuant to Article 11, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 10.1 or 10.2, as applicable, upon resolution of the underlying claim.

10.4 Insurance. Each Party shall procure and maintain adequate levels of insurance that are consistent with industry standards for similarly situated companies, including comprehensive or commercial general liability insurance (including contractual liability and product liability). Such insurance shall include commercially reasonable levels of insurance as may be customary in light of status of activities being conducted. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10 or otherwise. Each Party shall provide the other Party with written evidence of such insurance upon request. Each Party shall provide the other Party with written notice at least 30 days prior to the cancellation, non-renewal or material change in such insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. Subject to Section 11.2, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of, or otherwise related to or arising from, this Agreement (each, a “Dispute”) that cannot be resolved by the Parties within thirty (30) days that a Party is notified of such Dispute, will be referred to the Chief Executive Officer of Premas and the Chief Executive Officer of Licensee for attempted resolution, with each party exercising good faith in such attempt. In the event such executives are unable to resolve such Dispute within thirty (30) days of such Dispute being referred to them, then, upon the written request of either Party to the other Party, as expressly set forth in Section 11.2.

11.2 Court Actions; Jurisdiction. Each of the Parties hereto: (i) consents to submit itself to the personal jurisdiction of any federal or state court located in the state of New York in the event any dispute arises out of or relates to this Agreement, including without limitation to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patent Rights or other intellectual property rights hereunder, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court, or to object to such courts as an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court, and (iv) agrees that service of any process, summons, notice or document by express overnight (or 2-day) courier or by U.S. or international registered or certified mail to the Party at the address specified in Section 12.8 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court.

ARTICLE 12

MISCELLANEOUS

12.1 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in- possession) and its successors and assigns (including a Title 11 trustee), shall promptly provide to the other Party copies of all Information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

12.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of laws principles, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued.

12.3 Entire Agreement; Amendments. This Agreement (including the Exhibits and Schedules hereto) is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including in the original License and Development Agreement executed March 10, 2020. The Exhibits and Schedules to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

12.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

12.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and delegate its obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party (“Third Party Acquirer”), whether by merger, sale of stock, sale of assets or otherwise (each, a “Sale Transaction”); or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void. In the event of an assignment and assumption of rights and obligations under this Agreement to a Third Party in connection with a Sale Transaction, the assigning Party shall be relieved of all obligations to the non- assigning Party assumed by the applicable Third Party.

12.6 Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

12.7 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.8 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (in each case, if promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Premas, to:

Premas Biotech Pvt. Ltd.

Plot #77 Sector-4 IMT Manesar

Gurgaon, Haryana-122050 India

Attn: Dr. Prabuddha Kundu

Mob. No. +91-9810856223

Email: prabuddha.kundu@premasbiotech.com

If to Licensee, to:

Akers Biosciences, Inc.

201 Grove Road

West Deptford NJ 08086

ATTN: Josh Silverman

Email: jsilverman@parkfieldfund.com

with a copy (which shall not constitute notice) to:

Haynes and Boone, LLP

30 Rock, 26th Floor

New York, NY 10112

Attn: Rick Werner

Email: Rick.Werner@HaynesBoone.com

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile or email on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by nationally-recognized overnight courier; or (c) on the third (3rd) business day following the date of mailing, if sent by mail.

12.9 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

12.10 Relationship between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

12.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

12.12 No Third Party Rights. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

12.13 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

12.14 Compliance with Securities Laws. Premas hereby acknowledges that it is aware, and Premas shall advise its Affiliates’, employees, agents, consultants and other representatives who are informed of the matters that are the subject of the Subscription Agreement, that United States securities laws place certain restrictions on any person who has material, non-public information concerning an issuer, with respect to purchasing or selling securities of such issuer or from communicating such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities. Premas acknowledges its obligation to comply with all applicable securities laws in connection with the ownership of the Convertible Stock and receipt of any Confidential Information of Licensee.

12.15 Costs. Except as specifically provided in this Agreement, each Party shall be solely responsible for all costs, fees and other expenses incurred in connection with this Agreement.

12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

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IN WITNESS WHEREOF, the parties hereto have duly executed this License Agreement as of the Effective Date.

PREMAS BIOTECH PVT LTD

By:
Name:
Title:

[Signature Page to Premas License Agreement]

CYSTRON BIOTECH, LLC

By:
Name:
Title:

[Signature Page to Premas License Agreement]

EXHIBIT A

Premas Patent Rights and Premas Know-How as of the Effective Date

EXHIBIT B: DEVELOPMENT PLAN